Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information gives effect to Intermec, Inc.’s (“Intermec”) acquisition of Vocollect, Inc. (Vocollect”) on March 3, 2011.

The unaudited pro forma combined condensed consolidated statement of operations for the year ended December 31, 2010 (the “Pro Forma Statement of Operations”) has been prepared to reflect the Vocollect acquisition, as if the transaction had occurred on January 1, 2010. A pro forma balance sheet is not provided as the transaction is fully reflected in the condensed consolidated balance sheet presented in Intermec’s Form 10-Q filing for the quarter ended April 3, 2011.

The unaudited Pro Forma Statement of Operations is presented for illustrative purposes only and is not necessarily indicative of the combined condensed consolidated results of operation in future periods or the results that actually would have been realized had Intermec and Vocollect been a combined company during the specified period. The unaudited pro forma financial information, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical financial statements of Intermec, included in its Annual Report on Form 10-K for the year ended December 31, 2010 and its Quarterly Report on Form 10-Q for the fiscal quarter ended April 3, 2011.

The unaudited Pro Forma Statement of Operations is based upon the historical financial statements of Intermec and Vocollect and was prepared using the acquisition method of accounting in accordance with FASB Accounting Standards Codification 805: Business Combination ("ASC 805"). Under the acquisition method of accounting, the accounting price is allocated to the assets acquired and the liabilities assumed based on their estimated fair values. Estimates of the fair values of Vocollect have been combined with the historical values of the assets and liabilities of Intermec in the Pro Forma Financial Information. The purchase price allocation is preliminary and may be subject to change prior to finalization.

INTERMEC, INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
For the Year Ended December 31, 2010
(Unaudited)
			Pro Forma	Note	Pro Forma
	Intermec, Inc.	Vocollect, Inc.	Adjustments	Reference	Combined

Revenues:
Product	$542,783	$91,751	$199	e , f	$634,733
Service	136,328	27,565	(7,639)	b, e , f	156,254
Total revenues	679,111	119,316	(7,440)		790,987

Costs and expenses:
Cost of product revenues	338,220	33,986	10,851	c , e , f	383,057
Cost of service revenues	79,619	4,947	4,760	e , f	89,326
Research and development	67,271	22,124	2,277	f	91,672
Selling, general and administrative	191,070	46,092	(4,031)	c, f	233,131
Gain on intellectual property sales	(3,148)		-		(3,148)
Restructuring charges	2,780		-		2,780
Impairment of facility	3,008		-		3,008
Total costs and expenses	678,820	107,149	13,857		799,826

Operating income (loss)	291	12,167	(21,297)		(8,839)
Interest income	1,229		(522)	a (i)	707
Interest benefit	(1,296)	(277)	(2,125)	a(ii)	(3,698)
Income (loss) before income taxes	224	11,890	(23,944)		(11,830)
Income tax expense	5,549	4,750	(9,395)	d	904
Net (loss) income	$(5,325)	$7,140	$(14,549)		$(12,734)

Basic loss per share	$(0.09)				$(0.21)
Diluted loss per share	$(0.09)				$(0.21)

Shares used in computing basic loss per share	61,364				61,364
Shares used in computing diluted loss per share	61,364				61,364

See accompanying notes

NOTES TO PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

1. BASIS OF PRESENTATION

On March 3, 2011, Intermec acquired all of Vocollect’s outstanding shares of common stock and in-the-money options for an aggregate purchase price of $196 million in cash. We have included Vocollect in our condensed consolidated financial statements from the date of acquisition in our Form 10-Q quarterly filing for April 3, 2011.

The unaudited Pro Forma Statements of Operation for the year ended December 31, 2010, give effect to Intermec’s acquisition as if the transaction had occurred on January 1, 2010, consolidating the results of Intermec with the results of Vocollect for the year ended December 31, 2010.  The unaudited Pro Forma Statement of Operations is based upon the historical financial statements of Intermec and Vocollect and was prepared using the acquisition method of accounting in accordance with ASC 805.  Under the acquisition method of accounting, the acquisition price is allocated to the assets acquired and the liabilities assumed based on their estimated fair values. Estimates of the fair values of Vocollect have been combined with the historical values of the assets and liabilities of Intermec in the Pro Forma Financial Information. The acquisition price allocation is preliminary and may be subject to change prior to finalization.

2. VOCOLLECT ACQUISITION

The preliminary allocation of the Vocollect acquisition price, assets acquired and liabilities assumed, net of cash acquired is as follows (in thousands):

March 3, 2011
Accounts receivable (gross contractual receivables totals of $21,461)	$20,569
Inventories	6,800
Current deferred tax assets	7,552
Other current assets	1,606
Goodwill (including $7.9 million for assembled workforce)	131,167
Intangibles assets	85,600
Property, plant and equipment	10,060
Other assets	3,235
Accounts payable	(6,818)
Payroll and related expenses	(531)
Deferred revenue	(11,616)
Accrued expenses	(11,231)
Deferred tax liabilities	(35,370)
Long-term deferred revenue	(4,282)
Other long-term liabilities	(370)
Total net assets acquired	$196,371

The intangible assets have a weighted average useful life of approximately 9 years and are comprised of the following:

Intangible Assets		Amortization
	Value	Period
	(thousands)	(years)
Developed technology	$40,000	5
In-process research and development	1,900	7
Customer relationships	36,000	13
Registered trademarks	5,200	10
Lease agreements	2,500	8
Total	$85,600

The total purchase price allocation is preliminary and may be subject to change prior to finalization in the second quarter of 2011.

3. DEBT

Concurrent with the acquisition of Vocollect, effective March 3, 2011, we amended our credit agreement with Wells Fargo Bank, National Association (the "Bank"), to provide a new three year, $100 million, secured revolving credit facility (the "New Facility") which matures on March 3, 2014. The new credit agreement and New Facility were filed with our Form 8-K filings on January 18, 2011, and March 3, 2011. The New Facility includes standard financial covenants and is secured by pledges of equity in and assets of certain of our domestic subsidiaries and guaranties of payment obligations from certain of our domestic subsidiaries.

The amount outstanding under the New Facility bears interest at a variable rate equal to LIBOR plus 1.75%. We will also be required to pay a fee ranging from 1.25% to 1.75% on the amount drawn under each letter of credit issued and outstanding under the New Facility. The fee on the unused portion of the New Facility ranges from 0.15% to 0.25%. The unused portion of the New Facility was $1.5 million at April 3, 2011.

If we default under certain provisions of the New Facility, the Bank may accelerate payment of amounts due under the loan, and the Bank’s obligation to extend further credit will cease. The Bank may also exercise its security interest in of our equity interests and the assets of certain of our domestic subsidiaries and/or call the guaranties of payment obligations made by certain of our domestic subsidiaries.

4. ACQUISITION-RELATED COSTS

In conjunction with the acquisition of Vocollect in first quarter of 2011, Intermec has incurred certain direct and incremental acquisition-related charges, totaling approximately $4.4 million, related primarily to investment banking, legal, accounting, and other professional services.

5. PRO FORMA ADJUSTMENTS

The Pro Forma Financial Information included herein was prepared using the acquisition method of accounting for the business combination and is based upon the historical financial statements of Intermec and Vocollect and includes certain adjustments to give effect to the acquisition of Vocollect. As the adjustments are based upon currently available preliminary information and certain assumptions, the actual adjustments will likely differ from the pro forma adjustments.  However, Intermec believes that the preliminary purchase price allocation and other related assumptions utilized in preparing the Pro Forma Financial Information provide a reasonable basis for presenting the pro forma effects of the acquisition of Vocollect.

After giving effect to the adjustments described below, we believe that Vocollect’s historical accounting policies align with Intermec’s accounting policies in all material respects.

The adjustments made in preparing the Pro Forma Financial Information are as follows:

(a) Debt

i.	Interest Expense

An interest expense adjustment of $2.1 million has been recorded for interest charges in 2010. Consistent with the terms of the New Facility described in Note 3, the interest calculation was based on $97 million in borrowing, $1.5 million in letters of credit and $1.5 million of unused borrowing.

The variable interest for the New Facility in 2010 of 2.16% was calculated based on the average 3 month LIBOR rate.

The sensitivity of interest rate fluctuations to interest expense is illustrated as follows: a 0.125% (12.5 basis points) variance in the interest rate in the Pro Forma Statement of Operations equates to an annual variance in interest expense of $0.1 million.

ii.	Interest Income

An adjustment of $0.5 million was recorded to eliminate forgone interest income for the year ended December 31, 2010. The adjustment was calculated using Intermec’s actual 2010 average interest rate earned on cash and cash equivalents and short-term investments of 0.53%.

(b) Deferred Revenue Related to Services Agreements

As the result of the fair-value adjustment to deferred revenue an adjustment to reduce service revenue was made for the year ended December 31, 2010, of $7.4 million.

5. PRO FORMA ADJUSTMENTS (CONTINUED)

(c) Amortization Expense Related to Acquired Intangible Assets

Acquired finite-lived intangible assets were recorded at their estimated fair value of approximately $85.6 million. The intangible assets are subject to a weighted average useful life of approximately 9 years; $40 million was assigned to developed technology (5 years), $1.9 million was assigned to in-process research and development (7 years), $36 million was assigned to customer relationships (13 years), $5.2 million to registered trademarks (10 years), and $2.5 million to lease agreements (8 years).

The intangible assets are amortized based on the estimated economic value of each asset category over the useful life of the acquired intangible assets. The table below summarizes the annual amortization for the first year. An adjustment to record estimated amortization expense of approximately $13.9 million was made for the year ended December 31, 2010, and was reflected in the cost of product revenues line item in the Pro Forma Statement of Operations.  The table below breaks the intangible amortization adjustment by intangible category (in thousands).

2010
Developed technology	$11,307
In-process research and development	312
Lease agreements	315
Total charges to cost of revenue	11,934

Customer relationships	1,548
Trademarks and trade names	375
Total charges to selling, general and administrative	1,923
Total	$13,857

Estimated future amortization expense for the acquired intangible assets for the succeeding five fiscal years on a pro forma basis is as follows (in millions): 2011 - $16.8; 2012 - $14.5; 2013 - $8.8; 2014 - $5.5 and 2015 - $4.3.

(d) Income Taxes

Adjustments to income tax (provision) benefit have been recorded for the Pro Forma Statement of Operations adjustments of $9.4 million at the statutory rate.

(e) Vocollect Revenue and Related Cost Classification

Certain revenue balances and associated costs from the Vocollect financial statements were reclassified so their presentations would be consistent with those of Intermec. Specifically, we have reclassified $2.3 million previously reported in product revenues to service revenues and $0.9 million previously reported in cost of product revenues to cost of service revenues.

(f) Intermec Reclassifications

Certain reclassifications have been made to the 2010 consolidated statement of operations for Intermec, Inc. to conform to the 2011 presentation. Specifically, we have reclassified certain operating expenses previously reported in selling, general and administrative expense that totaled $6.1 million and are now reported in cost of service revenues and research and development of $3.8 million and $2.3 million, respectively. We have also reclassified certain price exceptions and other incentives given to our distributors and resellers previously reported as a reduction in product revenues and are now included a portion of these as a reduction in service revenues of $2.5 million. These reclassifications had no impact on previously reported earnings (loss) from continuing operations or net income (loss).

(g) Loss per Common Share

Pro forma loss per common share for the year ended December 31, 2010, have been calculated using the same weighted average number of common shares outstanding used by Intermec in its earnings per share calculation.